SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

PAN PACIFIC RETAIL PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 29, 2002

Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc. to be held at 11:00 a.m. (PDT) on Friday, May 3, 2002 at the Del Mar Marriott, San Diego, 11966 El Camino Real, San Diego, California.

      At the Annual Meeting, you will be asked to consider and vote upon the election of three directors to our Board of Directors and one stockholder proposal.

      The election of the members of the Board of Directors and the stockholder proposal are more fully described in the accompanying proxy statement. We urge you to carefully review the proxy statement.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS AND A VOTE AGAINST THE STOCKHOLDER PROPOSAL AS DETAILED IN THE ACCOMPANYING PROXY STATEMENT.

      YOUR VOTE IS IMPORTANT TO US WHETHER YOU OWN FEW OR MANY SHARES. Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting and wish to vote your shares personally you may do so at anytime before the Proxy is voted.

I hope to see you at the Annual Meeting,

PAN PACIFIC RETAIL PROPERTIES, INC.

Stuart A. Tanz
President and Chief Executive Officer

1631-B South Melrose Drive, Vista, CA 92083 — Telephone: (760) 727-1002 — Facsimile: (760) 727-1430

http://www.pprp.com

PAN PACIFIC RETAIL PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 3, 2002

       Notice is hereby given that the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc., a Maryland corporation, will be held at the Del Mar Marriott, San Diego, 11966 El Camino Real, San Diego, California, on Friday, May 3, 2002, at 11:00 a.m., local time, for the following purposes:

1. To elect two directors to serve three year terms and one director to serve a one year term as detailed herein;

2. To consider one stockholder proposal;

3. To transact such other business as may properly come before the meeting.

      The election of the directors and the stockholder proposal are more fully described in the accompanying proxy statement, which forms a part of this Notice.

      During the course of the Annual Meeting, management will report on our current activities and comment on our future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and present their comments.

      The Board of Directors has fixed the close of business on March 18, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. A list of such stockholders will be available for inspection at our offices at 1631-B South Melrose Drive, Vista, California, at least ten days prior to the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting, please execute, date and return promptly the enclosed proxy. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting you may, if you wish, withdraw your proxy and vote in person. Thank you for your interest and consideration.

By order of the Board of Directors,

Joseph B. Tyson
Secretary

Dated: March 29, 2002

YOUR VOTE IS IMPORTANT

TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED
PROXY AND MAIL IT IN THE ENCLOSED RETURN ENVELOPE

PAN PACIFIC RETAIL PROPERTIES, INC.

1631-B South Melrose Drive
Vista, California 92083

PROXY STATEMENT

May 3, 2002
Annual Meeting of the Stockholders

       This proxy statement is provided in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Pan Pacific Retail Properties, Inc., a Maryland corporation, to be held at the Del Mar Marriott, San Diego, 11966 El Camino Real, San Diego, California, on Friday, May 3, 2002, at 11:00 a.m. local time. This proxy will first be sent to stockholders by mail on or about March 29, 2002.

      At the Annual Meeting, holders of record of shares of our common stock will consider and vote upon (i) the election of three members to our Board of Directors, (ii) one stockholder proposal and (iii) such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Directors recommends a vote FOR the persons nominated to be elected to the Board of Directors and a vote AGAINST the stockholder proposal. See “PROPOSAL ONE: ELECTION OF DIRECTORS” and “PROPOSAL TWO: STOCKHOLDER PROPOSAL.”

      On March 18, 2002, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, we had 33,277,564 shares of common stock, par value $0.01 per share, outstanding. Each share of common stock is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their shares of common stock for the purpose of electing directors or otherwise. Presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the Annual Meeting.

      Unless contrary instructions are indicated on the proxy, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be cast at the Annual Meeting FOR the election of the nominees to the Board of Directors and AGAINST the stockholder proposal. With respect to any other business, which may properly come before the Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be cast at the discretion of the designated proxy holders. A stockholder may revoke his or her proxy at any time before the shares are voted by delivering to our Secretary a written notice of such revocation, by filing with our Secretary a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy.

      Shares that abstain from voting on any proposal, or that are represented by “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal) will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists. Abstentions do not constitute a vote “for” or “against” any matter and thus will not be counted as votes cast and will have no effect on the result of the vote for the election of directors.

      If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as these proxies would have been voted at the original convening of the Annual Meeting (except for any proxies that have effectively been revoked or withdrawn).

      We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. These directors, officers and employees will not be additionally compensated for any solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with this solicitation. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding soliciting material.

      No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, that information or representation must not be relied upon as having been authorized by us or any other person.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

      Our Board of Directors currently consists of five directors divided into three classes, designated as Class I, Class II and Class III. Each class is elected to a three-year term and the election of directors is staggered, so that only one class of directors is elected at each annual meeting of stockholders. Directors who have been elected by the Board of Directors to fill vacancies or to fill expanded seats must be reelected by the stockholders at the annual meeting following such election by the Board of Directors. During the year, a vacancy was created when Mr. Paul D. Campbell resigned in July. Mr. Campbell was a Class III director. This vacancy has not been filled. In November 2000, in connection with our merger with Western Properties Trust, the Board of Directors was expanded to a total of seven seats. One independent director formerly of Western’s Board, Mr. Joseph P. Colmery, joined our Board as a Class II director. The terms of the Class II directors, of which there are three directors, Mr. Joseph P. Colmery, Mr. Bernard M. Feldman and Mr. Mark J. Riedy, Ph.D., will expire at the upcoming 2002 Annual Meeting of Stockholders. Mr. Colmery is being nominated as a Class III director in order to more equally distribute the directors between the three classes. The terms of the class III directors will expire at the 2003 Annual Meeting of Stockholders. As such, stockholders of record as of the Record Date will be entitled to vote on the election of two Class II directors and one Class III director.

Proposal One

      At the Annual Meeting, the common stock represented by properly executed and returned proxies, unless otherwise specified, will be voted for the election of directors as follows: Mr. Joseph P. Colmery to serve for one year and Mr. Bernard M. Feldman and Mr. Mark J. Riedy, Ph.D. to serve for three years. The elected directors shall serve until the end of their term and until their respective successors are duly elected and qualify.

      If for any reason the nominees are not candidates (which is not expected) when the election occurs, proxies will be voted for the election of any substitute nominee designated by the Board of Directors. The following information is furnished with respect to Messrs. Colmery, Feldman, and Riedy.

Biographical Information on the Nominees

      Joseph P. Colmery. Age 48. Mr. Colmery has served as a member of the Board of Directors since November 2000. Mr. Colmery has been a consultant to several companies within the financial services industry since his retirement in December 1997. For the period 1996 through December 1997, he served as President and Chief Executive Officer of U.S. Bank of California and prior to that he served as president and Chief Executive Officer of California Bancshares, which was acquired by U.S. Bancorp in 1996.

      Bernard M. Feldman. Age 52. Mr. Feldman has served as a member of our Board of Directors since our inception as a public company in August 1997. He currently serves as Vice-Chairman of the ICW Group of Insurance Companies, a position he has held since January, 2002. Mr. Feldman held the positions of President/ Chief Executive Officer of ICW Group from 1987 to 2002 as well as President/ Chief Executive Officer of Western Insurance Holdings from 1991 to 2002.

      Mark J. Riedy, Ph.D. Age 59. Mr. Riedy has served as a member of our Board of Directors since our inception as a public company in August 1997. He has been a professor of real estate finance at the University of San Diego since 1993. From July 1988 to July 1992, he served as President and Chief Executive Officer of the National Council of Community Bankers. From July 1987 to July 1988, he served as President and Chief Operating Officer of the J.E. Robert Companies, a real estate workout firm. From January 1985 to July 1986, he served as President and Chief Operating Officer and a director of the Federal National Mortgage Association. Mr. Riedy currently serves on the boards of directors of Teo Media, Inc., Neighborhood Bancorp and American Residential Investment Trust. He received a B.A. degree in Economics from Loras College, a M.B.A. from Washington University and a Ph.D. from the University of Michigan.

Vote Required and Board of Directors Recommendation

      Assuming a quorum is present, the affirmative vote of a plurality of the votes cast at the Annual Meeting, whether in person or by proxy, is required for approval of the proposal presented above. Accordingly, abstentions will have no effect on the outcome of this vote. In no event will the proxies be voted for more than one nominee for each board seat.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. JOSEPH P. COLMERY, MR. BERNARD M. FELDMAN AND MR. MARK J. RIEDY, Ph.D. AS DIRECTORS.

Incumbent Directors

Name	Age	Title	Class

David P. Zimel	46	Director	I
Stuart A. Tanz	43	Director, Chairman, Chief Executive Officer and President	III

      David P. Zimel. Mr. Zimel has served as a member of the Board of Directors since November 1998. He currently serves as President and Chief Executive Officer of Portland Fixture Limited Partnership, a Portland Oregon based shopping center development and management company. Mr. Zimel has served in various capacities for the International Council of Shopping Centers including State Director and Program Committee Chairman. Mr. Zimel received a B.S. degree from the University of Oregon. He is also a licensed real estate broker and general contractor.

      Stuart A. Tanz. Mr. Tanz has served as our Chairman, Chief Executive Officer and President and as a director since our inception as a public company in August 1997. He has been involved in the real estate business for over 20 years. Mr. Tanz served as Chief Executive Officer of Revenue Properties (U.S.) Inc. from May 1996 to August 1997 and as a director and the President of Revenue Properties (U.S.) Inc. from April 1992 to August 1997. From 1992 to August 1997, Mr. Tanz also served in various executive capacities of Revenue Properties (U.S.) Inc.’s parent company and subsidiary entities. From 1985 to 1992, Mr. Tanz served as President of United Income Properties, Inc. where he developed property in Southern California. He was responsible for land acquisitions for Bramalea Ltd. from 1982 to 1985. Mr. Tanz received his B.S. degree in Business Administration from the University of Southern California.

      Mr. James L. Stell, who served as a member of the Board of Directors since November 2000, retired from the Board effective March 14, 2002.

Committees of the Board

      Audit Committee. The Board of Directors established an audit committee (i) to make recommendations concerning the engagement of independent public accountants, (ii) review with the independent public accountants the scope and results of the audit engagement, (iii) approve professional services provided by the independent public accountants, (iv) review the independence of the independent public accountants and (v) consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. The Audit Committee consists of independent directors Messrs. Colmery, Feldman, Riedy, and Zimel who are not employees, officers or affiliates of ours or of our subsidiaries or divisions, or a relative of a principal executive officer, or a member of an organization acting as advisor, consultant or legal counsel, or individuals receiving compensation on a continuing basis in addition to director’s fees. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors. During 2001 the audit committee held five meetings.

      Corporate Governance Committee. The Board of Directors established a corporate governance committee which currently consists of independent directors Messrs. Zimel, Feldman and Riedy. The Corporate Governance Committee is responsible for providing counsel to the Board of Directors with respect to (i) organization, membership and functions of the Board of Directors, (ii) structure and membership of the committees of the Board of Directors and (iii) succession planning for our executive management. During 2001 the governance committee held two meetings.

      Compensation Committee. The Board of Directors established an executive compensation committee to establish remuneration levels for our executive officers and to implement our stock incentive plans (described below) and any other incentive programs. The Compensation Committee consists of independent directors Messrs. Zimel, Feldman and Riedy. During 2001 the compensation committee held three meetings.

      During the year ended December 31, 2001, the Board of Directors held 20 meetings of the Board and meetings of the committees of the Board. All of the incumbent members of the Board of Directors attended 75% or more of the total number of meetings of the Board or of committees of which they were members.

Compensation of Directors

      The Board of Directors is entitled to fix its own remuneration from time to time. Pursuant to that authority, each director other than Mr. Stuart A. Tanz and Mr. Paul D. Campbell was remunerated for his service as a director at the rate of $16,000 per annum for the year 2001. In addition, each director other than Messrs. Tanz and Campbell currently receive a fee of $1,500 for each Board of Directors meeting attended ($750 for telephonic attendance), a fee of $750 for each committee meeting attended on a day that does not include a Board of Directors meeting ($500 for telephonic attendance) and an additional fee of $1,500 for each committee meeting chaired by that director whether or not a Board of Directors meeting occurred on the same day. Directors are also reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers who are directors are not paid any director’s fees. Each of Messrs. Colmery, Riedy, Stell and Zimel also received in 2001 options to purchase 8,000 shares of common stock. The options were granted at $21.55 per share. Mr. Feldman elected to receive 800 shares of restricted stock in lieu of receiving options. The options and the restricted shares vested one-third immediately and the remaining two-thirds vest pro rata in annual installments over the two years following the date of grant. The stock options were issued pursuant to the 2000 Stock Option and Incentive Plan at an exercise price equal to the fair market value of the common stock at the date of grant. The restricted stock grant was also issued pursuant to the 2000 Stock Option and Incentive Plan.

      The information set forth below is submitted with respect to each of our executive officers.

Name of Individual	Title	Age

Stuart A. Tanz	Chairman, Chief Executive Officer, and President	43
Jeffrey S. Stauffer	Executive Vice President, Chief Operating Officer	40
Joseph B. Tyson	Executive Vice President, Chief Financial Officer, Secretary and Treasurer	40
Laurie A. Sneve	Vice President, Controller	38
Michael B. Haines	Vice President, Corporate Accounting	40

      Biographical information with respect to Mr. Tanz is set forth above under Incumbent Directors.

      Jeffrey S. Stauffer. Mr. Stauffer has served as our Executive Vice President and Chief Operating Officer since March 1998. From our inception until March 1998, Mr. Stauffer served as Senior Vice President, Operations and Development. He served as Senior Vice President of Operations for Revenue Properties (U.S.), Inc. from January 1993 to August 1997. Mr. Stauffer has been involved in the shopping center industry for 18 years. From 1985 to 1990 he was the Director of Commercial Property Management for Realty Holding Group in Las Vegas, Nevada. He was State Director for the International Council of Shopping Centers from 1990 to 1993 and is also a Certified Shopping Center Manager.

      Joseph B. Tyson. Mr. Tyson has served as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since joining us in October 1999. Prior to joining us, Mr. Tyson was Chief Financial Officer of The Allen Group, a San Diego based real estate company. Prior to The Allen Group, Mr. Tyson was with Heitman Financial Ltd. for 11 years serving in various capacities including Senior Vice President and as a member of the Executive Committee. Mr. Tyson became licensed as a Certified Public Accountant during his tenure with PricewaterhouseCoopers from 1984 to 1987 in New York.

      Laurie A. Sneve. Ms. Sneve has served as our Vice President and Controller since our inception. Ms. Sneve is responsible for all corporate and property accounting, financial and tax reporting and management controls. From March 1995 to August 1997, Ms. Sneve served as the Vice President and Controller of Revenue Properties (U.S.), Inc. Prior to joining Revenue Properties (U.S.), Inc., Ms. Sneve was Controller and Director of Accounting for The Hahn Company, where she worked for over six years. Ms. Sneve became licensed as a Certified Public Accountant during her tenure with Arthur Andersen & Company from 1985 to 1988 in both the Philadelphia and San Diego offices.

      Michael B. Haines. Mr. Haines has served as our Vice President, Corporate Accounting since September 1997. Prior to September 1997 he served as our Corporate Assistant Controller and held the same position at Revenue Properties (U.S.), Inc. from March 1995 to August 1997. Mr. Haines is responsible for corporate financial reporting and management controls. Prior to joining Revenue Properties (U.S.), Inc., Mr. Haines was Director of Internal Audit for The Hahn Company from 1990 to 1995. Mr. Haines became licensed as a Certified Public Accountant after his tenure with Deloitte & Touche LLP in San Diego from 1989 to 1990.

Executive Compensation

      The table below sets forth the base salary and other compensation paid for the three years ended December 31, 2001 to our Chief Executive Officer and each of our four other most highly compensated executive officers whose annualized compensation during 2001 exceeded $100,000. We have entered into employment agreements with certain of our executive officers as described below.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

				Other	Restricted	Securities
	Fiscal			Annual	Stock	Underlying	Other
Name/Principal Position	Year	Salary	Bonus(2)	Compensation(3)	Awards(4)	Options	Compensation(6)

Stuart A. Tanz	2001	$575,000	$575,000	$61,140	$2,206,250	75,000	$3,400
President and Chief	2000	$415,000	$980,013	$1,016,980	—	75,000	$3,400
Executive Officer	1999	$375,000	$361,503	$22,095	$1,162,500	75,000	$3,250
Jeffrey S. Stauffer	2001	$250,000	$200,000	$9,000	$882,500	30,000	$3,400
Executive Vice	2000	$175,000	$221,001	$48,704	—	30,000	$3,400
President, Chief	1999	$165,000	$80,000	$4,800	$193,750	30,000	$1,650
Operations Officer
Joseph B. Tyson	2001	$225,000	$225,000	$9,000	$882,500	30,000	$3,400
Executive Vice	2000	$175,000	$130,000	$23,449	—	30,000	$3,400
President, Chief	1999 (1)	$42,043	—	$1,875	$176,250 (5)	50,000	—
Financial Officer
Laurie A. Sneve	2001	$116,708	$40,000	$2,400	$110,313	21,500	$2,334
Vice President,	2000	$105,808	$45,000	$2,400	—	—	$2,154
Controller	1999	$104,245	$20,000	$2,400	$24,219	8,000	$1,042
Michael B. Haines	2001	$98,913	$40,000	$1,200	$110,313	21,500	$1,976
Vice President,	2000	$87,160	$45,000	$1,200	—	—	$1,760
Corporate	1999	$75,458	$28,000	$1,200	$19,375	6,000	$755
Accounting

(1)	Based on an annual salary of $175,000. Mr. Tyson’s employment with us began on October 11, 1999.

(2)	For 2000, includes bonus amounts awarded to Messrs. Tanz, Stauffer, Tyson and Haines and Ms. Sneve for the completion of the acquisition of Western Properties Trust in the amounts of $500,000, $100,000, $100,000, $15,000 and $15,000, respectively.

(3)	For 2001 and 1999, represents car allowance compensation, medical expense reimbursements and other miscellaneous amounts for Mr. Tanz. Represents car allowance compensation for Messrs. Stauffer, Tyson and Haines and Ms. Sneve.

For 2000, represents the forgiveness of a loan, in the amount of $247,562, as a result of the acquisition of Western, personal income taxes paid and accrued by us on the vesting of restricted stock in the amount of $735,012, car allowance compensation and medical and other miscellaneous reimbursements for Mr. Tanz. Represents the forgiveness of loans, in the amounts of $39,704 and $14,449, as a result of the acquisition of Western and car allowance compensation for Messrs. Stauffer and Tyson, respectively. Represents car allowance compensation for Ms. Sneve and Mr. Haines.

(4)	For 2001, represents the value of restricted stock awarded on January 25, 2001 based on the closing price of our common stock of $22.0625 on January 24, 2001. Messrs. Tanz, Stauffer, Tyson and Haines and Ms. Sneve were awarded 100,000, 40,000, 40,000, 5,000 and 5,000 shares of restricted stock, respectively. The restricted stock vests 20% per year over a five-year period from the date of grant. The vesting is subject to certain performance criteria with respect to Messrs. Tanz, Stauffer and Tyson. Dividends are paid on these restricted stock awards. Based on the closing price of our common stock of $28.7200 at December 31, 2001, the value of the stock awards was $2,872,000, $1,148,000, $1,148,000, $143,600 and $143,600, respectively.

For 1999, represents the value of restricted stock awarded on August 9, 1999 based on the closing price of our common stock of $19.375 on August 6, 1999. Messrs. Tanz, Stauffer and Haines and Ms. Sneve were awarded 60,000, 10,000, 1,000 and 1,250 shares of restricted stock, respectively. Dividends are paid on these restricted stock awards. The restricted stock became fully vested as a result of our acquisition of Western. Based on the closing price of our common stock of $28.72 at December 31, 2001, the value of the stock awards was $1,723,200, $287,200, $28,720 and $35,900, respectively.

(5)	Represents the value of 10,000 shares of restricted stock awarded to Mr. Tyson on October 11, 1999 based on the closing price of our common stock of $17.625 on October 8, 1999. Dividends are paid on this restricted stock award. The restricted stock became fully vested as a result of our acquisition of Western. Based on the closing price of our common stock of $28.72 at December 31, 2001, the value of the stock award was $287,200.

(6)	Represents matching 401(k) contributions made by us.

Option Grants in Last Fiscal Year

      The following table sets forth information with respect to the awarding of stock options in 2001 to the Named Executive Officers included in the Summary Compensation Table.

	Individual Grants

	Number of	Percent of Total
	Securities	Options Granted to
	Underlying	Employees in	Exercise	Expiration	Grant Date Present
Name	Options(1)	Fiscal Year	Price	Date	Value(2)

Stuart A. Tanz	75,000	18.03%	$21.55	March 16, 2008	$160,500
Jeffrey S. Stauffer	30,000	7.22%	$21.55	March 16, 2008	$64,200
Joseph B. Tyson	30,000	7.22%	$21.55	March 16, 2008	$64,200
Laurie A. Sneve	21,500	5.17%	$21.55	March 16, 2008	$46,010
Michael B. Haines	21,500	5.17%	$21.55	March 16, 2008	$46,010

(1)	All options granted in 2001 become exercisable in three equal installments beginning on the first anniversary of the date of grant and have a term of 7 years subject to earlier termination in certain events related to termination of employment.

(2)	Based on the Black-Scholes options pricing model adapted for use in valuing stock options. The following assumptions were used in determining the values set forth in the table: (i) expected volatility of 22.48% calculated in accordance with the provisions of SFAS No. 123; (ii) a risk-free rate of return of 5.0% (which percentage represents the assumed yield on a United States Government Zero Coupon bond with a 5-year maturity prevailing on or about the date on which the respective options were granted); (iii) a dividend yield of 7.8%; and (iv) an expected life of 6.8 years. No adjustments were made for nontransferability or risk of forfeiture of the options. The calculations were made using the option exercise prices. The estimated present values in the table are not intended to provide, nor should they be interpreted as providing, any indication or assurance concerning future values of our common stock.

Aggregate Option Exercises in 2001 and 2001 Year-End Option Values

      The following table sets forth information with respect to the value of options held by the Named Executive Officers, included in the Summary Compensation Table, on December 31, 2001.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at 2001		In-The-Money Options
			Year-End(1)		At 2001 Year End(2)
	Shares Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Stuart A. Tanz	75,000	$485,435	375,000	75,000	$3,321,563	$537,750
Jeffrey S. Stauffer	30,000	$170,857	160,000	30,000	$1,420,825	$215,100
Joseph B. Tyson	30,000	$165,500	50,000	30,000	$554,750	$215,100
Laurie A. Sneve	43,000	$195,500	57,500	21,500	$496,556	$154,155
Michael B. Haines	36,000	$167,750	40,000	21,500	$341,925	$154,155

(1)	All options granted in 2001 become exercisable in three equal installments beginning on the first anniversary of the date of grant and have a term of 7 years subject to earlier termination in certain events related to termination of employment.

(2)	Based on closing price of $28.72 per share of common stock on December 31, 2001, as reported by the New York Stock Exchange.

Employment Agreements

      Stuart A. Tanz, Jeffrey S. Stauffer and Joseph B. Tyson have each entered into employment agreements with us. Stuart A. Tanz’s employment agreement has an initial term of five years and Jeffrey S. Stauffer’s and Joseph B. Tyson’s employment agreements each have initial terms of three years. All of these employment agreements provide for automatic one-year extensions following expiration of the initial term. The employment agreements require each of these individuals to be employed full time by us and to devote such time, attention and energies to our business as are reasonably necessary to satisfy their required duties and responsibilities.

      For the first year of the initial term, the employment agreements provide for an initial annual base compensation in the amounts set forth in the Summary Compensation Table with the amount of any initial bonus determined by the Compensation Committee. For subsequent years, both the amount of the base compensation and any bonus have and will be determined by the Compensation Committee.

      The employment agreements entitle the executives to participate in our 1997 Stock Option and Incentive Plan and our 2000 Stock Incentive Plan of Pan Pacific Retail Properties, Inc. and to receive certain other insurance and pension benefits. In addition, in the event of a termination by us without “cause” or a termination by the executive for “good reason” (as such terms are defined in the employment agreements) each a “permitted severance event”, Stuart A. Tanz will be entitled to a single severance payment equal to the sum of sixty times his highest monthly base compensation for the most recent 24 month period plus an amount equal to five times his average annual bonus paid during the preceding 24 month period. In the event of a termination pursuant to a “change in control”, also a “permitted severance event” (as such term is defined in the employment agreements), Mr. Tanz will be entitled to a single severance payment equal to the sum of forty-eight times his highest monthly base compensation for the most recent 24 month period plus an amount equal to four times his average annual bonus paid during the preceding 24 month period. In the event of a termination by us without “cause”, a termination by the executive for “good reason”, or a termination pursuant to a “change in control” of us, (as such terms are defined in the employment agreements) each a “permitted severance event”, Jeffrey S. Stauffer and Joseph B. Tyson will be entitled to a single severance payment equal to their highest monthly base compensation for the preceding twelve months multiplied by thirty-six plus an amount equal to three times the average annual bonus received during the preceding twenty-four month period. In addition, should there be a “change in control”, vesting of unvested stock options and restricted stock would accelerate for Messrs. Tanz, Stauffer and Tyson. To the extent it is determined that Messrs. Tanz, Stauffer and Tyson receive benefits under their employment agreements or otherwise which would be subject to an excise tax under section 4999 of the Internal Revenue Code relating to a golden parachute payment, Messrs. Tanz, Stauffer and Tyson will receive an additional gross-up payment so that after calculation of all excise and other taxes and penalties, they will retain a net amount equal to the amount of benefits to which they are entitled under their employment agreements or otherwise. Each of Messrs. Tanz, Stauffer and Tyson will be subject to a non-competition covenant if their employment with us ceases for any reason other than a permitted severance event.

Report of the Executive Compensation Committee of the Board of Directors

      The amount of compensation paid by us to Stuart A. Tanz, Jeffrey S. Stauffer, Joseph B. Tyson, Laurie A. Sneve and Michael B. Haines during the year ended December 31, 2001, in the case of base salaries, bonuses, and other compensation, was determined on March 16, 2001. New employment agreements were entered into with Messrs. Tanz, and Tyson on October 29, 2001 and with Mr. Stauffer on October 30, 2001. In 2001, executive compensation consisted solely of base salary, bonuses and other compensation, and grants of restricted stock and stock options under our stock option and incentive plans that vest over time.

      Executive Compensation Philosophy. The Compensation Committee believes that a fundamental goal of our executive compensation program is to provide incentives to create value for our stockholders. The primary objectives of the Compensation Committee in determining executive compensation for 2001 were (i) to provide a competitive total compensation package that enables us to attract and retain qualified executives and align their compensation with our overall business strategies and (ii) to provide each executive officer with a significant equity stake in us through stock options and stock ownership. The Compensation Committee will annually consider the appropriate combination of cash and stock-based compensation and weigh the competitiveness of our overall compensation arrangements in relation to comparable real estate investment trusts. From time to time the Compensation Committee has retained compensation and other management consultants to assist with, among other things, structuring our various compensation programs and determining appropriate levels of salary, bonus and other compensatory awards payable to our executive officers and key employees, as well as to guide us in the development of near-term and long-term individual performance objectives necessary to achieve long-term profitability.

      Base Salaries and Other Compensation. Base compensation for 2001 was set to compensate the officers for the functions they perform. While no specific formula was used to determine base compensation levels for our executive officers, the Compensation Committee believes that the base salaries are generally in line with those of other publicly held real estate investment trusts the Compensation Committee has reviewed, some of which entities are included in the National Association of Real Estate Investment Trusts Equity REIT Index. During 2001, the Compensation Committee was advised by an independent compensation consultant. Base salaries will be reviewed annually and may be changed by the Compensation Committee in accordance with certain criteria determined primarily on the bases of growth of revenues and funds from operations per share of our common stock and on the basis of certain other factors, which include: (i) individual performance, (ii) the functions performed by the executive officer, and (iii) changes in the compensation within the peer group in which we compete for executive talent. The weight given these factors by the Compensation Committee may vary from individual to individual.

      Annual Bonus Compensation. Our policy of awarding annual bonuses is designed to specifically relate executive pay to our performance as well as individual performance. As a pay-for-performance program, cash bonuses provide financial rewards for the achievement of substantive corporate and personal objectives.

      Employee Stock Option Plans. Our 1997 Stock Option and Incentive Plan and 2000 Stock Incentive Plan of Pan Pacific Retail Properties, Inc. relate closely to traditional forms of equity-oriented compensation in the commercial real estate industry. The purpose of option grants is to aid us in attracting and retaining quality employees, thereby advancing the interests of our stockholders by offering employees an incentive to maximize their efforts to promote our economic performance. In addition, to assist us in retaining employees and encouraging them to seek long-term appreciation in the value of our stock, options are generally not exercisable immediately upon grant, but rather vest over a period of years. Awards granted under the plans are based upon a number of factors, including (i) the executive officer’s or key employee’s position with us, (ii) his or her performance and responsibilities, (iii) the extent to which he or she already holds an equity stake in us, (iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group, and (v) individual contribution to our success. The plans do not provide any formulated method for weighting these factors, and a decision to grant an award is based primarily upon the Compensation Committee’s evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question. During 2001, stock options at an exercise price of $21.55 per share were granted to Stuart A. Tanz, Jeffrey S. Stauffer, Joseph B. Tyson, Laurie A. Sneve and Michael B. Haines. Options granted to these executives totaled 75,000, 30,000, 30,000, 21,500 and 21,500 respectively.

      401(k) Plan. We established a Section 401(k) Savings/ Retirement Plan to cover eligible employees and any designated affiliate. The Section 401(k) Plan permits our eligible employees to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the Section 401(k) Plan. We currently make matching contributions up to 2% of the eligible employees’ annual compensation, which matching contributions vest based upon the employees’ tenure with us.

      The Section 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the Section 401(k) Plan, and income earned thereon, are not taxable to employees until withdrawn from the Section 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

      Chief Executive Officer Compensation. Stuart A. Tanz received a base salary during 2001 at an annual rate of $575,000. A bonus of $575,000 was awarded to Mr. Tanz by the Board during 2001. Mr. Tanz also received $61,140 in other compensation and $3,400 in matching contributions under our 401(k) Plan. Mr. Tanz also received an option to purchase 75,000 shares of common stock at an exercise price of $21.55 per share and was granted 100,000 shares of restricted stock. The Compensation Committee recognizes Mr. Tanz’s contributions to our success including continued growth in revenue and funds from operations per share, and our successful operations, including the acquisition of Western Properties Trust in November of 2000. The Board and its Compensation Committee feel Mr. Tanz’s compensation is commensurate with the compensation of chief executive officers of competitive real estate investments trusts, and have deemed Mr. Tanz’s salary, bonuses, restricted stock, stock options and total compensation appropriate in light of Mr. Tanz’s substantial contribution to our growth and success in 2001. A portion of the bonuses and other compensation paid to Mr. Tanz in 2001 may not be deductible as performance-based compensation under Section 162(m) of the Internal Revenue Code.

      Section 162(m). The 1993 Omnibus Budget Reconciliation Act (“OBRA”) became law in August 1993. Under the law, income tax deductions of publicly-traded companies in tax years beginning on or after January 1, 1994 may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any excess parachute-payments as defined in Section 280G of the Code) in any one year. Under OBRA, the deduction limit does not apply to payments, which qualify as performance-based. To qualify as performance-based, compensation payments must be based solely upon the achievement of objective performance goals and be made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders and the Compensation Committee must certify that the performance goals were achieved before payments can be made.

      The Compensation Committee has designed our executive’s compensation to conform to the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as performance-based. We may, however, pay compensation, which is not deductible in limited circumstances, when sound management so requires.

Submitted By:

Bernard M. Feldman, Chairman
Mark J. Riedy, Ph.D.
David P. Zimel

      The above report of the Compensation Committee will not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

Report of the Audit Committee of the Board of Directors

      Our Audit Committee of the Board of Directors of Pan Pacific Retail Properties, Inc., (the “Company”) is comprised of independent directors as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

      The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America.

      In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2001 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from us. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the auditor’s independence.

      The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by our management and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with auditing standards generally accepted in the United States of America or that the Company’s auditors meet the applicable standards for auditor independence.

      Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

      Submitted on March 14, 2002 by the members of the Audit Committee of the Company’s Board of Directors.

Mark J. Riedy, Ph.D., Chairman
Bernard M. Feldman
David P. Zimel
Joseph P. Colmery

Fees to Independent Auditor

      Fees to KPMG LLP, our independent auditor, related to the 2001 fiscal year are as follows:

Audit Fees, excluding audit related(1)	$85,000
Financial Information Systems Design and Implementation Fees(2)	$—
All Other Fees:
Audit Related Fees(3)	$55,220
Tax Service Fees(4)	$75,964
Consulting Fees(5)	$68,721

(1)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for the audit of our annual financial statements for the 2001 fiscal year and the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the 2001 fiscal year. This amount includes $37,500 of payments in 2002 for the 2001 fiscal year.

(2)	Represents the aggregate fees billed for professional services rendered by KPMG LLP for the provision of information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X during the 2001 fiscal year.

(3)	Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audits and review of our subsidiary entities for the 2001 fiscal year and services performed in connection with our issuance of unsecured senior notes in April 2001. This amount includes $33,000 of payments in 2002 for the 2001 fiscal year.

(4)	Represents the aggregate fees billed or to be billed for professional tax services rendered by KPMG LLP for advisory services and the review and preparation of our tax returns, including our subsidiaries. The amount includes an estimate of $60,000 for services to be performed in 2002 for the 2001 fiscal year. The amount excludes $134,680 paid in 2001 for services performed in 2001 for the 2000 fiscal year which takes into account additional tax services related to our acquisition of Western.

(5)	Represents the aggregate fees billed or to be billed for professional services rendered by KPMG LLP for consultation and advisory services to the Compensation Committee, Audit Committee and Board of Directors during the 2001 fiscal year. The amount includes $25,972 for services rendered during 2001 to be billed and paid in 2002.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities (collectively, Insiders), to file with the Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Insiders are required by regulation of the Commission to furnish us with copies of all Section 16(a) forms they file.

      Based solely on our review of copies of Forms 3, 4 and 5, and the amendments thereto, received by us for the year ended December 31, 2001, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, we believe that during the year ended December 31, 2001, all filing requirements were complied with by our executive officers, directors and beneficial owners of more than ten percent of our stock.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2001 (except as otherwise disclosed in the notes below), by (i) our directors, (ii) each other person who is known by us to own beneficially more than 5% of our outstanding common stock, (iii) our Chief Executive Officer and our executive officers, and (iv) our executive officers and directors as a group. Except as otherwise described in the notes below, we believe that the following beneficial owners, based solely on information furnished by those owners, have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

	Number of Common
	Shares	Percentage
	Beneficially Owned	Ownership

LaSalle Investment Management, Inc.(1)	2,076,657	6.33%
200 East Randolph Drive
Chicago, Illinois 60601
CRA Real Estate Securities, LP(2)	1,908,050	5.82%
259 N. Radnor Chester Road, Suite 205
Radnor, Pennsylvania 19087
Stuart A. Tanz	635,100	1.91%
1631-B South Melrose Drive
Vista, California 92083
Jeffrey S. Stauffer	221,000	*
1631-B South Melrose Drive
Vista, California 92083
Joseph B. Tyson	100,000	*
1631-B South Melrose Drive
Vista, California 92083
Laurie A. Sneve	64,039	*
1631-B South Melrose Drive
Vista, California 92083
Michael B. Haines	46,533	*
1631-B South Melrose Drive
Vista, California 92083
Mark J. Riedy(3)	28,109	*
1631-B South Melrose Drive
Vista, California 92083
Bernard M. Feldman(3)	13,800	*
1631-B South Melrose Drive
Vista, California 92083
David P. Zimel(3)	16,667	*
1631-B South Melrose Drive
Vista, California 92083
Joseph P. Colmery(3)	9,867	*
1631-B South Melrose Drive
Vista, California 92083
James L. Stell(3)(4)	14,827	*
1631-B South Melrose Drive
Vista, California 92083
All Executive Officers and Directors as a Group (10 persons)	1,149,942	3.43%

*	Less than 1%

(1)	According to a Schedule 13G/ A filed with the Securities and Exchange Commission for group members as follows; LaSalle Investment Management, Inc. has sole voting power of 70,000 shares, sole dispositive power of 70,000 shares and shared dispositive power of 204,500 shares with respect to 274,500 shares, as of December 31, 2001 and LaSalle Investment Management (Securities), L.P. has sole voting power of 350,600 shares, shared voting power of 1,396,357 shares, sole dispositive power of 331,100 shares and shared dispositive power of 1,471,057 shares with respect to 1,802,157 shares, as of December 31, 2001.

(2)	According to a Schedule 13G filed with the Securities and Exchange Commission, the person has sole voting power of 1,224,690 shares, sole dispositive power of 1,846,850 shares and shared dispositive power of 61,200 shares with respect to 1,908,050 shares, as of December 31, 2001.

(3)	Includes one-third of the options granted on March 16, 2001, which vested immediately, and all of the options granted prior to that time.

(4)	Mr. Stell, who retired from the Board of Directors on March 14, 2002, disclaims sole voting and investment power over 2,480 shares.

Performance Graph

      As a part of the rules concerning executive compensation disclosure, we are obligated to provide a chart comparing the yearly percentage change in the cumulative total stockholder return on our common stock over a five-year period. However, since the common stock has been publicly traded only since August 8, 1997 the information is provided from that date through December 31, 2001.

      Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in our common stock with the cumulative total return of a hypothetical investment in each of the Standard & Poor’s Composite — 500 Index and the NAREIT All Equity REIT Index based upon the respective market prices of each investment on the dates shown below, assuming an initial investment of $100 on August 8, 1997, and as required by the Securities and Exchange Commission, the reinvestment of distributions.

	Period Ending

Index	08/31/97	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Pan Pacific Retail Properties, Inc.	100.00	109.48	110.19	98.52	145.80	201.90
S&P 500	100.00	108.51	139.49	168.84	153.46	135.24
NAREIT All Equity REIT Index	100.00	110.63	91.26	87.05	110.01	125.32

Certain Relationships and Related Transactions

      Forgiveness of Officer Notes. In connection with the November 2000 acquisition of Western Properties Trust certain officer notes receivable were forgiven pursuant to the terms of the underlying notes. Notes in the amounts of $247,562, $39,704 and $14,449 were forgiven for Mr. Stuart A. Tanz, Mr. Jeffrey S. Stauffer and Mr. Joseph B. Tyson, respectively.

      Other Officer Notes. Also in connection with the acquisition of Western, we loaned two officers funds that were used to purchase 100% of the voting common stock of Oregon Real Estate Services, Inc., a preferred stock subsidiary of one of our operating partnership subsidiaries. Loans were made to both Mr. Stuart A. Tanz and Mr. Joseph B. Tyson each in the amount of $340,474 which bear interest at 7.5%.

PROPOSAL TWO: STOCKHOLDER PROPOSAL

      Mr. Gerald R. Armstrong, the holder of 242.0444 shares of our common stock, whose address is 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2984, has notified us that he intends to present the following resolution at the Annual Meeting. We and the Board of Directors do not accept responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below.

STOCKHOLDER RESOLUTION

      That the shareholders of PAN PACIFIC RETAIL PROPERTIES, INC. request its Board of Directors to take those steps necessary to eliminate the classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification does not affect the unexpired terms of previously elected Directors.

STOCKHOLDER SUPPORTING STATEMENT

      The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation. Currently, PAN PACIFIC RETAIL PROPERTIES’ board is divided into three classes with each class serving staggered three year terms. Because of this structure, shareholders may only vote on one-third of the Directors each year. This is not in the best interests of shareholders because it reduces accountability and is an unnecessary take-over defense.

      Our chairman has stated that three year terms are essential at REITs for continuity of management.

      The proponent is a shareholder of DEVELOPERS DIVERSIFIED REALTY CORPORATION, AMB PROPERTY CORPORATION, CENTERPOINT PROPERTIES TRUST, LTC PROPERTIES, INC., ASSOCIATED ESTATES REALTY CORPORATION, KIMCO REALTY CORPORATION, UNITED DOMINION REALTY TRUST, CAMDEN PROPERTY TRUST, and many other REITs which have one year terms for their directors or trustees and continuity has maintained.

      It is the proponents observation that this is the result of achievement, accountability, and performance — not three year terms.

      This proposal passed in the annual meetings of KeyCorp and U.S. Bancorp last year. Wells Fargo and Westamerica already have one year terms. Shareholders of Chase Manhattan received one-year terms for their directors upon merging with Chemical Bank.

      Occidental Petroleum, Ameritech, Time-Warner, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Westinghouse are among many corporations replacing three year terms with annual elections for all directors.

      THE HOME DEPOT stated in its 2000 proxy statement supporting replacing three year terms with one year terms for its directors:

      “We believe that it is in the best interest of . . . Stockholders to eliminate the classified Board so that stockholders elect all directors annually. The amendment  . . . will allow stockholders to review and express their opinions on the performance of all directors each year. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected.”

      These actions increased shareholder voting rights by 300% — and, at no cost to the shareholders.

      The proponent believes the current system produces only a façade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors.

      If you agree, please vote “FOR” this proposal. Your shares will be automatically voted “against” if you [sic] proxy is unmarked.

RESPONSE OF THE BOARD OF DIRECTORS

      Our board has been classified since our inception. Board classification means that the majority of the board at any given time will have experience in our business and affairs, promoting continuity and stability of our business strategies and policies. The board believes a long-term focus is in our best interests and those of our stockholders and greatly outweighs the suggested benefits of a declassified board. It should be noted that a majority of the companies in the S&P REIT Composite Index, of which we are a part, and the S&P 500 Index have classified boards.

      A classified board also affords us and our stockholders a measure of protection against hostile and unsolicited takeover attempts that do not offer the greatest value to all stockholders. The existence of a classified board encourages a potential acquirer to negotiate with the board, thus giving the board additional time and bargaining power to negotiate a better offer from the acquirer and to consider alternate proposals that promote stockholder value. The board’s structure does not preclude unsolicited acquisition proposals and, by eliminating the threat of imminent removal, the incumbent board is positioned to act to maximize the value to you of a potential acquisition.

      The board believes that the concerns raised by Mr. Armstrong regarding director accountability to stockholders are exaggerated given that, as part of their statutory duties mandated by Maryland law, directors are fully accountable to stockholders regardless of whether one-third or the entire board is elected annually. Moreover, as described elsewhere in this proxy statement, the board has adopted a number of policies to assure that a majority of the board is and remains comprised of “independent” directors and that our oversight committees, including Audit, Compensation and Corporate Governance, are comprised only of independent directors. The board believes that this combination of accountability and independence is far more effective in achieving Mr. Armstrong’s objectives than eliminating staggered terms. It is also significant to note that our independent directors are compensated in part with stock options which only become valuable if our stock price increases which aligns their interests with those of the stockholders.

      Finally, stockholders should note that the adoption of this proposal would not, itself, declassify the board. It is merely a request that the board take the necessary steps to declassify the board. Under Maryland law, this could only happen upon the board’s determination that such a measure is advisable, and its adoption of a proposed amendment to the articles of incorporation by a majority of directors. Then, the affirmative vote of the holders of a majority of our outstanding common stock (a standard much higher than the vote required for the current proposal) would be required for the amendment to be effective.

Vote Required and Board of Directors Recommendation

      Assuming a quorum is present, the affirmative vote of a majority of the shares representing the quorum at the Annual Meeting, whether in person or by proxy, is required for approval of the proposal presented above.

      THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL

Independent Public Accountants

      KPMG LLP served as our independent public accountants during 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions regarding the year ended December 31, 2001.

Stockholder Proposals for 2003 Annual Meeting

      It is currently contemplated that our 2003 Annual Meeting of Stockholders will be held on or about May 2, 2003. In the event that a stockholder desires to have a proposal considered for presentation at the 2003 Annual Meeting of Stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than November 30, 2002. Any such proposal must comply with the requirements of our Bylaws and Rule 14a-8 promulgated under the Exchange Act. If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2003 Annual Meeting of Stockholders or seeks to nominate a candidate for election or to propose business for consideration at such meeting, we must receive notice of such proposal no earlier than February 1, 2003 and no later than March 3, 2003. If the notice is not received between February 2, 2003 and March 4, 2003 it will be considered untimely under our Bylaws, and we will have discretionary voting authority under proxies solicited for the 2003 Annual Meeting of Stockholders with respect to such proposal, if presented at the meeting.

Other Matters

      The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof and in the direction of the proxy holders.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PAN PACIFIC RETAIL PROPERTIES, INC.
1631-B SOUTH MELROSE DRIVE
VISTA, CALIFORNIA 92083

     The undersigned, a stockholder of Pan Pacific Retail Properties, Inc., a Maryland corporation, hereby appoints Stuart A. Tanz and David P. Zimel and each or either of them as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of common stock which the undersigned is entitled to vote at the annual meeting of Pan Pacific Retail Properties, Inc. to be held on Friday, May 3, 2002, and any and all adjournments or postponements thereof, in the manner specified.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,
WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “AGAINST”
PROPOSAL TWO.

Should any other matters requiring a vote of the stockholders arise, the above named proxies are authorized to vote the same in accordance with their best judgement in the interest of Pan Pacific Retail Properties, Inc. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

Proposal One:     Election of Directors

The Board of Directors recommends a vote FOR each of the following nominees for director:

Nominees:	Joseph P. Colmery	Bernard M. Feldman	Mark J. Riedy, Ph.D.

FOR all of the nominees listed above [ ]	WITHHOLD AUTHORITY to vote as to all of the nominees listed above [ ]	*EXCEPTIONS: FOR all the nominees except those listed below [ ]

*Exceptions

Proposal Two:     Stockholder Proposal

The Board of Directors recommends a vote AGAINST the Stockholder Proposal:

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Dated:	, 2002
(SEAL)
(SEAL)

(Please sign exactly as name or names appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)